Exhibit 10.4c



                               AMENDMENT NO. 1 TO

                    EMPLOYMENT AND INDEMNIFICATION AGREEMENT



           THIS AMENDMENT NO. 1, dated as of the 27th day of February, 1995, is made by and between MAXICARE HEALTH PLANS, INC., a Delaware corporation (the "Company") and Eugene L. Froelich, an individual ("Executive") (the "Amendment No. 1") to the Employment and Indemnification Agreement, dated as of January 1, 1992, between the Company and the Executive (the "Agreement").


                                    RECITALS


           WHEREAS, Executive presently serves as Chairman of the Board, Chief Executive officer and President of the Company pursuant to the Agreement, exerting particularly diligent efforts in such capacities on behalf of the Company;

           WHEREAS, issues of interpretation have arisen as to the meaning and intent of Section 8(a)(ii) of the Agreement;

           WHEREAS, the Company and the Executive deem it to be in their mutual best interest that any potential ambiguities in the meaning and scope of such Section 8(a)(ii) be clarified at this time;

           WHEREAS, the Company wishes to insure that the terms of Section 8(a)(ii) of the Agreement align the interests of the Executive with that of the Company's shareholders in the event of a "Change in Control" as defined in the Agreement;

           NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the Company and Executive agree as follows:

                        1. That Section 8(a)(ii) of the Agreement be deleted in its entirety and replaced with the following:

                        "If termination arises under Section 7(f) hereof, then within five (5) days after such termination, a cash amount equal to 2.99 times Executive's average annualized compensation from all sources from and relating to the Company which is includable in Executive's gross income, including "income" which would be attributable to the exercise of any options to purchase the Company's common stock held by the Executive whether or not such exercise occurs, for the most recent five taxable years ending with and including the calendar year in
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                        which the Change  of  Control occurs, together with
                        the immediate vesting of: (y) all options to purchase shares of the Company's common stock, not otherwise already vested pursuant to Section 4(c)
                        hereof  and  (z)  all   restricted  shares  of  the
                        Company's common stock issued  to the Executive not
                        already  vested  pursuant  to   the  terms  of  the
                        Restricted Stock Agreement(s) between Executive and the Company."

                        2. Except as otherwise provided in this Amendment No. 1, all of the terms and conditions of the Employment Agreement remain in full force and effect.

                        IN  WITNESS  WHEREOF,   the   parties  hereto  have
       executed this Amendment No. 1 to the Employment Agreement as of this 27th day of February, 1995.


                                              MAXICARE HEALTH PLANS, INC.


                                              By: /s/ ALAN BLOOM
                                                  -----------------------

                                              Its:    Secretary
                                                   ----------------------


                                              /s/ EUGENE L. FROELICH
                                              ---------------------------
                                                  Eugene L. Froelich







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